Exhibit 10.8

ATMOS ENERGY CORPORATION
ACCOUNT BALANCE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2016

TABLE OF CONTENTS

ARTICLE I	Purpose and Effective Date

Section 1.1.	Purpose

Section 1.2.	Effective Date

ARTICLE II	Definitions and Construction

Section 2.1.	Definitions

Section 2.2.	Construction

Section 2.3.	Governing Law

ARTICLE III	Eligibility and Participation

Section 3.1.	Employees Eligible to Participate

ARTICLE IV	Assets Used for Benefits

Section 4.1.	Amounts Provided by the Employer

Section 4.2.	Funding

ARTICLE V	Supplemental Benefits

Section 5.1.	Eligibility for Supplemental Benefit

Section 5.2.	Amount of Supplemental Benefit

Section 5.3.	Form of Payment of Supplemental Benefit

Section 5.4.	Time of Payment of Supplemental Benefit

ARTICLE VI	Administration

Section 6.1.	Plan Administration

Section 6.2.	Powers of Plan Administrator

Section 6.3.	Annual Statements

ARTICLE VII	Miscellaneous Provisions

Section 7.1.	Amendment or Termination of the Plan

Section 7.2.	Nonguarantee of Employment or Participation

Section 7.3.	Nonalienation of Benefits

Section 7.4.	Liability

Section 7.5.	Participation Agreement

Section 7.6.	Successors to the Employer

Section 7.7.	Tax Withholding

Section 7.8.	Code Section 409A

Exhibit A    Participation Agreement

ARTICLE I

Purpose and Effective Date

Section 1.1.    Purpose: The purpose of the Atmos Energy Corporation Account Balance Supplemental Executive Retirement Plan (the “Plan”) is to provide a supplemental retirement income benefit to certain executive employees of Atmos Energy Corporation. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees so as to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA, and shall be so interpreted.
Section 1.2.    Effective Date: The Plan was originally adopted effective as of August 5, 2009. The Plan is being amended and restated, effective as of January 1, 2016. The Plan as amended and restated shall apply generally to any participant in the Prior Plan (as defined below) who did not terminate employment prior to January 1, 2016, as well as any Eligible Employee who becomes a participant in the Plan on or after January 1, 2016. Except as otherwise provided herein, any Eligible Employee who was a participant in the Prior Plan and who terminated employment prior to January 1, 2016, shall be entitled to those benefits, if any, provided by the Prior Plan.

ARTICLE II
Definitions and Construction
Section 2.1.    Definitions: The following words and phrases used in the Plan shall have the respective meanings set forth below, unless the context in which they are used clearly indicates a contrary meaning:
(a)    Account: The notional account described in, and maintained for each Participant pursuant to Section 5.2(a) of the Plan.
(b)    Account Balance: The notional amount in a Participant’s Account pursuant to Section 5.2(d) of the Plan.
(c)    Annual Pay Credit: The notional amounts credited to a Participant’s Account pursuant to Section 5.2(b) of the Plan.
(d)    Beneficiary: The Participant’s designated Beneficiary. In the event that no Beneficiary has been effectively designated, the Participant’s surviving spouse shall be deemed the designated

Beneficiary, or if the Participant has no surviving spouse, his children, if any, per stirpes, shall be deemed the designated Beneficiary, and if none, the estate of the Participant shall be deemed the designated Beneficiary.
(e)    Board of Directors: The Board of Directors of the Employer.
(f)    Cause: The termination of employment by the Employer upon the happening of either (i) or (ii) as follows:
(i)    The willful and continued failure by the Participant to substantially perform his duties with the Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Employer that specifically identifies the manner in which the Employer believes that the Participant has not substantially performed his duties.
(ii)    The Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise.
For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with a reasonable belief that the action or omission was in the best interests of the Employer. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of the Employer at a meeting of such Board of Directors called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors that the Participant was guilty of conduct set forth above in subparagraph (i) or (ii) and specifying the particulars thereof in detail.
(g)    Change in Control:
(i)    A “Change in Control” of the Employer occurs upon a change in the Employer’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(A)    Change in Ownership. A change in ownership of the Employer occurs on the date that any “Person” (as defined in subparagraph (ii) below), other than (1) the Employer or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Employer in substantially the same proportions as their ownership of the Employer’s stock, acquires ownership of the Employer’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Employer’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Employer’s stock, the acquisition of additional stock by the same Person is not considered to be a

Change of Control. In addition, if any Person has effective control of the Employer through ownership of 30% or more of the total voting power of the Employer’s stock, as discussed in subparagraph (i)(B) below, the acquisition of additional control of the Employer by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (i)(A); or

(B)    Change in Effective Control. Even though the Employer may not have undergone a change in ownership under subparagraph (i)(A) above, a change in the effective control of the Employer occurs on either of the following dates:

(1)    the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Employer’s stock possessing 30 percent or more of the total voting power of the Employer’s stock. However, if any Person owns 30% or more of the total voting power of the Employer’s stock, the acquisition of additional control of the Employer by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (i)(B)(1); or

(2)    the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)    Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Employer’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Employer, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Employer’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Employer immediately after the transfer, through a transfer to (1) a shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to the Employer’s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Employer; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Employer’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Employer’s outstanding stock.

(ii)    For purposes of subparagraph (i) above and, in the case of subparagraph (ii)(B) below, Exhibit A,

(A)    “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(B)    “Affiliate” shall have the meaning set forth in Rule 12b‑2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(iii)    The provisions of this Section 2.1(g) shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 2.1(g) shall be in compliance with the requirements of said Code Section and said Regulations.

(h)    Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.
(i)    Compensation: The total of all amounts paid to a Participant by an Employer for personal services as reported on the Participant's Federal Income Tax Withholding Statement (Form W-2) plus any amounts excluded from such reporting pursuant to Code Sections 125, 401(k) and 132(f)(4), but excluding (A) expense reimbursements, (B) any contributions made under any plan of deferred compensation or any welfare benefit plan (other than amounts contributed pursuant to such Sections 125 and 401(k)), (C) other special payments of any kind that are unrelated to the Participant's activities associated with or in lieu of his performance of services for the Employer, and (D) any bonus payments or awards which are not Performance Awards.
(j)    Covered Employment: The total period of employment with the Employer, beginning on the date specified in the Participation Agreement, while a Participant in the Plan.
(k)    Disability: A disability (i) as determined under The Atmos Energy Corporation Group Long-Term Disability Plan, as in effect from time to time, or (ii) a determination of total disability for purposes of eligibility for Social Security disability benefits, if such Group Long-Term Disability Plan is not then in existence. If a Participant’s Disability is based on his eligibility for Social Security disability benefits, such Participant shall not be treated as having suffered a Disability unless he shall provide the Plan Administrator, or a committee which may be established pursuant to Section 6.1, with written proof, in a form and within the time determined by the Plan Administrator, or a committee which may be established pursuant to Section 6.1, to be satisfactory, that such Participant is receiving Social Security disability benefits.
(l)    Disability Termination: A Separation from Service due to a Disability.
(m)    Eligible Employee: An employee of the Employer who is either a (i) corporate officer of the Employer selected by the Board of Directors, in its discretion, to participate in the Plan, or (ii) the president of an operating division of the Employer or any other employee of the Employer selected by the Board of Directors in its discretion to participate in the Plan.
(n)    Employer: Atmos Energy Corporation.
(o)    ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(p)    Interest Credit(s): The interest amounts credited to a Participant’s Account pursuant to Section 5.2(c) of the Plan.
(q)    Involuntary Employment Termination: The termination of a Participant’s participation in the Plan due to the involuntary termination of the Participant’s employment by the Employer, provided said termination constitutes a Separation from Service and such termination is for any reason other than Cause.
(r)    Involuntary Participation Termination: The termination of a Participant’s participation in the Plan by the Employer for any reason other than Cause prior to the Participant’s Separation from Service with the Employer as provided for in Section 5.1 of the Plan.
(s)    Participant: An Eligible Employee of the Employer who meets the requirements to participate in the Plan in accordance with the provisions of Article III hereof.
(t)    Participation Agreement: The agreement between the Employer and a Participant described in Section 7.5 of the Plan, executed in the form attached hereto as Exhibit A, or in such other form as the Board of Directors, in its sole discretion, may establish from time to time.
(u)    Performance Award: Any amount paid, or authorized to be paid, to a Participant while a Participant in the Plan pursuant to any annual performance bonus or incentive compensation plan adopted or established by the Employer, or, upon and after a Change in Control, any amount paid, or authorized to be paid, to a Participant as a performance related cash bonus in addition to his base cash compensation. Notwithstanding the foregoing, Performance Awards shall not include any Employer stock award granted under the 1998 Long-Term Incentive Plan or other incentive plan, other than a stock award which is elected by a participant under an incentive plan to be received in lieu of cash.
(v)    Plan: The Atmos Energy Corporation Account Balance Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.
(w)    Plan Administrator: The Board of Directors.
(x)    Plan Year: Each twelve (12) month period beginning on January 1 and ending on December 31.
(y)    Retirement or Retire: Participant’s voluntary termination from employment with the Employer that constitutes a Separation from Service after he has completed at least three (3) years of Covered Employment and has attained age 55.

(z)    Separation from Service: A Participant’s termination from employment with the Employer that constitutes a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto.

(aa)    Supplemental Benefit: A Participant’s benefit provided under the Plan in accordance with Section 5.2.
(bb)    The expressions listed below shall have the meanings stated in the Sections or subparagraphs hereof respectively indicated:

“Affiliate”                Subparagraph 2.1(g)(ii)(B)
“Original Payment Date”        Section 5.4(c)
“Person”                Subparagraph 2.1(g)(ii)(A)
“Specified Employee”            Section 5.4(c)
Section 2.2.    Construction: The masculine gender, whenever appearing in the Plan, shall be deemed to include the feminine gender; the singular may include the plural; and vice versa, unless the context clearly indicates to the contrary.
Section 2.3.    Governing Law: The Plan shall be construed in accordance with and governed by the laws of the State of Texas, except to the extent otherwise preempted by ERISA or any other Federal law.
ARTICLE III
Eligibility and Participation
Section 3.1.    Employees Eligible to Participate: Each Eligible Employee who becomes a Participant shall participate in the Plan, provided he complies with the provisions of Section 7.5 hereof. Any Participant who ceases being an Eligible Employee during his employment with the Employer shall immediately cease active participation in the Plan and shall no longer be a Participant, except as otherwise set forth herein.
ARTICLE IV
Assets Used for Benefits
Section 4.1.    Amounts Provided by the Employer: Benefits payable under the Plan shall constitute general obligations of the Employer in accordance with the terms of the Plan.
Section 4.2.    Funding: Immediately upon a Change in Control, the Employer shall contribute to a trust or other funding arrangement that is subject to the claims of the Employer’s general unsecured creditors an amount necessary to fund 100% of the then‑value of the Account Balance for each Participant, regardless of whether any such Participant is then eligible to Retire or to receive a Supplemental Benefit. The Employer shall review the funding status of such trust or other funding arrangement required to be established under this Section 4.2 on an annual basis and shall make such contributions thereto as may be required to maintain the value of the assets thereof at no less than 100% of the then-value of all such Account Balances.
ARTICLE V
Supplemental Benefits
Section 5.1.    Eligibility for Supplemental Benefit:
(a)    Upon Retirement: An Eligible Employee who becomes a Participant and who Retires shall be entitled to receive a Supplemental Benefit.

(b)    Upon Involuntary Employment Termination, Disability Termination or Death: A Participant who suffers an Involuntary Employment Termination, a Disability Termination or dies shall be entitled to receive a Supplemental Benefit.

(c)    Upon Involuntary Participation Termination with Three (3) or More Years of Covered Employment: An Eligible Employee who suffers an Involuntary Participation Termination after such Participant has at least three (3) years of Covered Employment and who remains an Employee after such Involuntary Participation Termination shall be entitled to receive a Supplemental Benefit equal to his or her Account Balance as of the date such Involuntary Participation Termination, as increased by any Annual Pay Credits pursuant to Section 5.2(b) of the Plan and any Interest Credits pursuant to Section 5.2(c) of the Plan.

(d)    Upon Voluntary Termination, Termination For Cause or Involuntary Participation Termination with Less Than Three (3) Years of Covered Employment: A Participant who (i) voluntarily resigns from employment with the Employer prior to being eligible for Retirement, (ii) is terminated from employment with the Employer for Cause or from participation in the Plan for Cause or (iii) suffers an Involuntary Participation Termination before such Participant has at least three (3) years of Covered Employment shall not be entitled to receive a Supplemental Benefit.

Section 5.2.    Amount of Supplemental Benefit: A Participant’s Supplemental Benefit shall be equal to his Account Balance determined as follows:
(a)    Establishment of Account: An Account shall be established and maintained for each Participant. A Participant’s Account shall be credited with Annual Pay Credits in accordance with Section 5.2(b) of the Plan and Interest Credits in accordance with Section 5.2(c) of the Plan.

(b)    Annual Pay Credits: As of the last day of each Plan Year, an Annual Pay Credit shall be credited to the Account of each Participant who received Compensation during such Plan Year, provided, such Participant (i) has not voluntarily resigned from employment with the Employer prior to being eligible for Retirement, (ii) has not been terminated from employment with the Employer for Cause or from participation in the Plan for Cause prior to the end of such Plan Year or (iii) has not suffered an Involuntary Participation Termination prior to the end of such Plan Year. The Annual Pay Credit shall be equal to (i) and/or (ii) below, as applicable:

(i)    Except as provided in subparagraph (ii) below, the Annual Pay Credit for a Participant shall be ten percent (10%) of the Participant’s Compensation for such Plan Year. In the case of a Participant who suffered an Involuntary Participation Termination after such

Participant has at least three (3) years of Covered Employment and who remains an Employee after such Involuntary Participation Termination, such Participant shall have credited to his or her Account for the year of such Involuntary Participation Termination, an Annual Pay Credit equal to ten percent (10%) of such Participant’s Compensation for the portion of the Plan Year prior to such Involuntary Participation Termination and shall thereafter receive no Annual Pay Credits.

(ii)    Notwithstanding subparagraph (i) above, the Annual Pay Credit for a Participant who becomes a member of the Management Committee on or after January 1, 2016, for each Plan Year during which such Participant is a member of the Management Committee, shall be equal to such percentage of the Participant’s Compensation for such Plan Year as determined by the Board of Directors prior to the beginning of such Plan Year. In the case of a Participant for whom this subparagraph (ii) applies who suffered an Involuntary Participation Termination while a member of the Management Committee and after such Participant has at least three (3) years of Covered Employment and who remains an Employee after such Involuntary Participation Termination, such Participant shall have credited to his or her Account for the year of such Involuntary Participation Termination, an Annual Pay Credit equal to the percentage of such Participant’s Compensation in effect for such Plan Year for the portion of the Plan Year prior to such Involuntary Participation Termination and shall thereafter receive no Annual Pay Credits.

(c)    Interest Credits:

(i)    Timing of Interest Credits: Interest Credits based on the Participant’s Account Balance as of the first day of each Plan Year shall be added to each Participant’s Account as of the last day of the Plan Year, prior to the crediting of any Annual Pay Credit for such Plan Year. Interest Credits shall be added to a Participant’s Account for each Plan Year in which such Participant’s Account has an Account Balance. However, for any Plan Year in which a Plan distribution is made to a Participant, interest shall be credited on the Participant’s Account Balance as of the first day of the Plan Year for the period from the first day of such Plan Year to the date of such Participant’s Separation from Service.

(ii)    Rate of Interest Credits: The rate of interest used to determine the Interest Credit shall be the same rate utilized for “interest credits” under the Employer’s Pension Account Plan; currently that rate is the 30-year Treasury securities rate in effect for the November preceding the first day of the Plan Year (as published by the Commissioner of Internal Revenue) subject to a minimum interest rate of 4.69% and a maximum interest rate of 7% for any 12-month Plan Year.

(d)    Account Balance: A Participant’s Account Balance shall be equal to the sum of the Annual Pay Credits and the Interest Credits.

Section 5.3.    Form of Payment of Supplemental Benefit: Each Participant shall be paid his Supplemental Benefit in a lump sum payment equal to his Account Balance at the time of payment.

Section 5.4.    Time of Payment of Supplemental Benefit:
(a)    Upon Retirement: Except as otherwise provided in Section 5.4(c) below, the Supplemental Benefit of a Participant who Retires at any time shall be paid as soon as administratively possible, but in no event later than ninety (90) days following such Participant’s date of Retirement.

(b)    Upon Involuntary Employment Termination, Involuntary Participation Termination, Disability Termination or Death: The Supplemental Benefit of a Participant who suffers an Involuntary Employment Termination, an Involuntary Participation Termination pursuant to Section 5.1(c) of the Plan, or a Disability Termination shall, except as otherwise provided in Section 5.4(c) of the Plan, be paid as soon as administratively possible following such Participant’s Separation from Service, but in no event later than ninety (90) days following the date on which such Participant incurs a Separation from Service with the Employer. The Supplemental Benefit of a Participant who dies shall be paid to such Participant’s Beneficiary as soon as administratively possible, but in no event later than ninety (90) days following the date on which such Participant dies.

(c)    Six Months Delay in Payment: Notwithstanding the foregoing provisions of this Section 5.4 and Section 7.1(b), if a Participant who is entitled to payments under said applicable Section is a “specified employee,” as defined in § 1.409A-1(i) of the Final Regulations under Code Section 409A, and the Supplemental Benefit would otherwise be paid to the Participant (the “Original Payment Date”) before a date which is at least six (6) months following the date of the Participant’s Separation from Service, the Supplemental Benefit shall be paid on the date which is six (6) months following the date of the Participant’s Separation from Service (or, if earlier, the date of death of the Participant, in which case payment shall be made to such Participant’s Beneficiary as soon as administratively possible, but in no event date later than ninety (90) days following the date on which such Participant dies), provided the six (6) months delay requirements of Code Section 409A otherwise apply to the payments under said applicable Section. The lump sum payments which are delayed as provided in this Section 5.4(c) shall accrue interest for the period from the Original Payment Date until the date such payment is actually made. Said interest shall be based upon the rate of interest used to determine the Interest Credits pursuant to Section 5.2 (c)(ii) as in effect for the Plan Year in which occurs the date of such Participant’s Separation from Service.

ARTICLE VI
Administration
Section 6.1.    Plan Administration: The Plan shall be administered by the Board of Directors. The Board of Directors may, in its sole discretion, establish a committee to carry out the day-to-day administration of the Plan and may delegate any portion of its authority and responsibilities as Plan Administrator to such committee.
Section 6.2.    Powers of Plan Administrator: The Plan Administrator shall have the discretionary power and authority to interpret and administer the Plan according to its terms, including the power to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors in the administration and application of the Plan. The Plan Administrator shall have such additional powers as may be necessary to discharge its duties and responsibilities hereunder.
Section 6.3.    Annual Statements: As soon as practicable after the end of each Plan Year, the Employer shall deliver to each Participant a statement containing the Participant’s Account Balance as of the end of such Plan Year, and the aggregate current value of the assets, if any, held in a trust or other funding arrangement for any Participant for whom assets are required to be held in trust.
ARTICLE VII
Miscellaneous Provisions
Section 7.1.    Amendment or Termination of the Plan:
(a)    In General: Subject to the remaining provisions of this Section 7.1, the Board of Directors may by resolution, in its absolute discretion, from time to time, amend, suspend, or terminate any or all of the provisions of the Plan; provided, however, that no amendment, suspension, or termination may apply so as to decrease the payment to any Participant or Beneficiary of any benefit under the Plan that he accrued prior to the effective date of such amendment, suspension, or termination, nor shall such amendment, suspension, or termination change the time and form of payment to be made under the provisions of the Plan as in effect before such amendment, suspension, or termination, except as otherwise permitted or required under Code Section 409A and the Treasury regulations issued thereunder.

(b)    Termination of the Plan: If the Board of Directors terminates all or any portion of the Plan and such termination adversely affects a Participant’s Supplemental Benefit, such Participant shall be entitled to receive a Supplemental Benefit, whether or not such Participant has at least three (3) years of Covered Employment, whether or not such Participant’s Separation from Service is involuntary (other than a Separation from Service for Cause) or voluntary and, if voluntary, whether or not such Participant has attained age 55. The Supplemental Benefit payable to a Participant upon termination of the Plan shall be a lump sum payment equal to the Account Balance determined at the time of payment as provided in this Section 7.1(b). Except as otherwise provided in Section 5.4(c), the Supplemental Benefit determined under this Section 7.1(b) shall be paid as soon as administratively possible following a Participant’s Separation from Service, but in no event later than ninety (90) days following the date on which such Participant incurs a Separation from Service.

(c)    Amendments to Comply with Internal Revenue Code Section 409A: Notwithstanding any of the foregoing provisions of this Section 7.1 or any of the terms and conditions of the Participation Agreement to the contrary, the Board of Directors reserves the right, in its sole discretion, to amend the Plan and/or any Participation Agreement in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Code Section 409A.

Section 7.2.    Nonguarantee of Employment or Participation: Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any employee, as a right of any employee to be continued either in the employment of the Employer or as a Participant in the Plan, or as a limitation of the right of the Employer either to discharge any of its employees, with or without Cause, or to terminate any Participant’s participation in the Plan.
Section 7.3.    Nonalienation of Benefits: To the extent permitted by law, benefits payable under the Plan shall not, without the Plan Administrator’s consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any unauthorized attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. No part of the assets of the Employer shall be subject to seizure by legal process resulting from any attempt by creditors of or claimants against any Participant or Beneficiary or any person claiming under or through the foregoing to attach his interest under the Plan.
Section 7.4.    Liability: No director, officer, or employee of the Employer shall be liable for any act or action, whether of commission or omission, taken by any other director, officer, employee, or agent of the Employer under the terms of the Plan or, except in circumstances involving his bad faith, for anything done or omitted to be done by him under the terms of the Plan.
Section 7.5.    Participation Agreement: Each Participant shall enter into a Participation Agreement as a condition to his participation in the Plan. In the event of a conflict between the Plan and the Participation Agreement, the Plan shall control.
Section 7.6.    Successors to the Employer: Any successor to the Employer hereunder, which successor continues or acquires any of the business of the Employer, shall be bound by the terms of the Plan in the same manner and to the same extent as the Employer.
Section 7.7.    Tax Withholding: The Employer shall have the right to deduct from all amounts paid in cash or other form under the Plan any Federal, state, local or other taxes required by law to be withheld.

Section 7.8.    Code Section 409A: The Plan shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of Code, it being the intent of the parties that the Plan shall be in compliance with the requirements of said Code Section and said Regulations.
IN WITNESS WHEREOF, and as conclusive evidence of its adoption of this Account Balance Supplemental Executive Retirement Plan, the Employer has caused the Amended and Restated Plan to be duly executed on this 5th day of November, 2015, to be effective as of the date set forth in Section 1.2 above.
ATMOS ENERGY CORPORATION

By: /s/ MICHAEL E. HAEFNER
Michael E. Haefner
President and Chief Operating Officer

EXHIBIT A
PARTICIPATION AGREEMENT
THIS PARTICIPATION AGREEMENT (“Agreement”) is entered into as of the ____day of _________, 20___ by and between ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (the “Employer”), and __________________________(“Participant”).
W I T N E S S E T H:
WHEREAS, the Employer has adopted the Atmos Energy Corporation Account Balance Supplemental Executive Retirement Plan (the “Plan”), pursuant to which certain executive or management employees of the Employer may receive supplemental benefits; and
WHEREAS, in accordance with Section 7.5 of the Plan, the Employer and Participant have agreed to execute and enter into this Agreement;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Agreement. The Employer hereby agrees to provide to Participant the benefits described in the Plan, pursuant to the terms and conditions set forth in the Plan, a copy of which has been provided to Participant and is incorporated by reference into this Agreement. Participant acknowledges he or she has received a copy of the Plan. In the event of a conflict between the Plan and the Participation Agreement, the Plan shall control.

2.    Calculation of Supplemental Benefit. For purposes of all applicable provisions of the Plan, Covered Employment for the Participant commenced ___________.

3.    Delay in Payment of Supplemental Benefit For Certain Participants. If a Participant’s Supplemental Benefit is payable on or before a date which is at least six (6) months following the date of Participant’s Separation from Service, the Supplemental Benefit shall be paid to such Participant as provided for in the Plan on the date which is six (6) months following the date of Participant’s Separation from Service, provided such six (6) month delay is required by Code Section 409A.

4.    Confidential Information.

(a)    Participant shall not disclose or use at any time, either during employment or thereafter, any Confidential Information (as defined below) of which Participant is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Participant’s performance in good faith of duties assigned to Participant by the Employer. Participant will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Participant shall deliver to the Employer at the termination of employment or at any time the Employer may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof, including electronic copies) relating to the Confidential Information, work product or the business of the Employer or any of its Affiliates which he may then possess or have under his control.

(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Employer in connection with its business, including but not limited to (i) information, observations and data obtained by Participant while employed by the Employer and its predecessors (including information, observations and data obtained prior to the date of this Agreement), concerning the business or affairs of the Employer, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists (including names of contact persons, purchasing patterns or preferences, past purchase and sale history and other information), (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public, or has become otherwise generally known by the public (in each case, through no fault of Participant) prior to the date Participant proposes to disclose or use such information. Participant shall not disclose Confidential Information unless it is required to be disclosed by law, regulation or an order of a court or other governmental entity. In the event that an action is initiated pursuant to which Participant may become legally compelled to disclose all or any portion of the Confidential Information, he shall provide the Employer with prompt notice thereof, so that the Employer may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Participant shall furnish only that portion of the Confidential Information which is legally required and shall exercise his best efforts to obtain reliable assurances that confidential treatment will be afforded such portion of the Confidential Information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

5.    No Guarantee of Employment or Participation. Nothing contained in this Agreement or the Plan shall be construed as a contract of employment between the Employer and Participant, or as a right of Participant to be continued either in the employment of the Employer or as a Participant in the Plan, or as a limitation of the right of the Employer either to discharge Participant with or without cause or to terminate the Participant’s participation in the Plan.
6.    Capitalized Terms. Each capitalized term used in this Agreement that is not otherwise defined herein shall have the same meaning attributed to it in the Plan.
7.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas to the extent not otherwise preempted by ERISA.
8.    Code Section 409A: The Plan is intended to comply with Code Section 409A and the Plan shall be interpreted in a manner intended to comply with Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Participation Agreement as of the date first written above.
PARTICIPANT:                ATMOS ENERGY CORPORATION:

By: